Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Stock Repurchase Program

Provides First Quarter 2007 Guidance and Positions Company

to Reduce Certain Receivables Risk

TUCSON, ARIZONA – February 5, 2007 — The Providence Service Corporation (Nasdaq: PRSC) announced today that its Board of Directors has approved a stock repurchase program for up to one million common shares. Shares are expected to be purchased from time to time on the open market or in privately negotiated transactions, depending on market conditions and the capital requirements of the Company.

“Our Board of Directors believes that at current levels, our stock does not reflect the Company’s value and thus has authorized a stock repurchase program,” commented Fletcher McCusker, Chairman and CEO.

First Quarter 2007 Guidance

The Company also released its guidance for the first quarter of 2007, ending March 31, 2007. Full year 2007 guidance will be provided after the Company learns the outcome of the pending Texas award for the San Antonio Independent Administrator contract, which officially remains on hold. The Company believes its bid continues to gain support from the various stakeholders.

For the first quarter of 2007, the Company anticipates revenue of $61 million compared to $43 million in the first quarter of 2006, a 42% increase. Operating income is expected to be $5.3 million. Net income for the first quarter of 2007 is expected to be $3.2 million, or $0.26 per diluted share, compared to $2.6 million, or $0.26 per diluted share for the year ago period, an increase in net income of 23%. Diluted shares outstanding in the 2007 quarter are estimated at 12.5 million, excluding any impact from the stock repurchase program.

“The first quarter of 2007 guidance is consistent with our historical business model, with a few exceptions,” commented Mr. McCusker. “The first quarter includes approximately $500,000 of projected Sarbanes Oxley compliance and audit expense and also includes approximately $600,000 in stock compensation expense for which there was no

—more—

5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

comparable expense in the first quarter of 2006. Our core business margins remains consistent with our historical margins and our operating model assumes approximately 11% operating income margin on $200 million of business. As we have stated publicly, some of our new business yields lower margins, approximately 7%, on about $40 million of revenue. This produces a combined operating income margin of approximately 10% before stock compensation and before Sarbanes Oxley compliance and audit expenses.”

Reduced Receivables Risk Going Forward

The Company also announced that in accordance with its accounts receivable aging policy, which generally reserves amounts older than 365 days, it will reserve, before taxes, approximately $1.5 million for 2005 and $2.5 million for 2006 related to anticipated supplemental income recorded for these periods under the Company’s contract with an Arizona payer. The total after tax impact of this reserve is $2.4 million, or $0.19 cents per share, and will be recorded in the fourth quarter of 2006. Receipt of these and any additional supplemental funds will be recorded on a cash basis going forward in 2007.

The genesis of these receivables is the supplemental services provided in 2005 and 2006 which were required under this Arizona contract and where payment for those services, which is subject to and may be limited by legislative appropriation, is reconciled subsequent to the end of the contract fiscal year.

The Company also announced that it has renegotiated the economics of this Arizona contract to provide an additional $1.1 million dollars for the contract year ending June 30, 2007 and, with the assistance of the Arizona State Medicaid Authority, clarified that the Company will no longer have to provide services to every client referred under this contract but will be obliged to provide services only to those clients with a demonstrated medical necessity. As a result, the Company did not provide supplemental services during the fourth quarter of 2006 and does not expect to provide material supplemental services under the contract in 2007.

“We have substantially reduced the risk profile going forward, renegotiated a key contract for us, and now wait to hear the outcome in Texas, which has the potential to be the largest award in our 10 year history,” said Mr. McCusker.

Providence expects to report results for the full year 2006 on March 14, 2007.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 641 government contracts in 34 states and the District of Columbia as of September 30, 2006.

—more—

Providence Service Corporation

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

###